Exhibit 99.1

Greenbacker Renewable Energy Company Acquires Solar Portfolio

New York, SEPT. 2, 2014/PRNEWSWIRE/ – Greenbacker Renewable Energy Company LLC (“Greenbacker”) announced today that through a wholly-owned subsidiary it signed a definitive agreement on August 28, 2014 to acquire a $880,000 solar portfolio with assets in Boulder, Broomfield, Denver and surrounding areas in Colorado. The Sunny Mountain Portfolio (“Portfolio”) consists of rooftop and ground mount solar systems located on municipal, commercial and residential properties. Electricity produced by the Portfolio is sold under long term Power Purchase Agreements. Over 80 % of the Portfolio’s revenue is anticipated to come from investment grade counterparties. In total, the systems are expected to produce approximately 1,090 thousand Kilowatt hours of power in 2015; enough electricity to power approximately 141 homes for one year of typical use.

“With the cost of solar power declining, the industry is experiencing remarkable growth as communities and businesses throughout America seek to reduce their use of fossil fuels in favor of clean, affordable, renewable energy” stated Charles Wheeler, CEO of Greenbacker. “We are excited to add these high-quality assets to our portfolio and their long term contractual power purchase agreements help provide stability and predictability of future cash flows.”

About Greenbacker

Greenbacker is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker’s expectations.

SOURCE Greenbacker Renewable Energy Company LLC

RELATED LINKS

http://www.greenbackerrenewableenergy.com (http://www.greenbackerrenewableenergy.com)

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Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234